FOR IMMEDIATE RELEASE

NORWOOD FINANCIAL CORP

  REPORTS EARNINGS FOR THE THIRD QUARTER

October 20, 2008-Honesdale, PA

William W. Davis, Jr. President and Chief Executive Officer of Norwood Financial Corp (Nasdaq-NWFL) and its subsidiary, Wayne Bank announced earnings for the three months ended September 30, 2008 of $1,592,000. This represents a decrease of $214,000, from the $1,806,000 earned in the similar period of 2007. Earnings per share (fully diluted) were $.58 in the 2008 period, compared to the $.64 earned in the similar period in 2007. The decrease from the prior period was due to a write down of $342,000 after tax on a property acquired by deed in lieu of foreclosure which consists of undeveloped residential building lots in Monroe County, PA. Annualized return on average assets for the three months ended September 30, 2008 was 1.28% with an annualized return on average equity of 11.15%. Net income for the nine months ended September 30, 2008 totaled $5,092,000, which represents a 5.2% increase over the $4,839,000 earned in the similar period of 2007. Earnings per share (fully diluted) for the nine months ended September 30, 2008 reflected a 7.6% increase at $1.84 per share in the 2008 period compared to $1.71 in the same 2007 period. Earnings per share for both the nine and three months ended September 30, 2008 benefited from the open market purchase (net of shares issued from treasury stock) of 32,700 shares since September 30, 2007.

Total assets as of September 30, 2008 were $498.6 million with loans receivable of $341.2 million, deposits of $360.6 million and stockholders’ equity of $56.1 million. Total assets have increased $25.8 million, compared to September 30, 2007.

Even after the sale of $14.4 million of fixed rate 30 year residential mortgages in early 2008, loans receivable increased $12.6 million from September 30, 2007. The increase was centered in the commercial loan portfolio, principally real estate related, which increased $12.9 million.

Non-performing assets totaled $2,928,000 and represented .59% of total assets as of September 30, 2008 compared to $163,000 and .03% as of September 30, 2007. The increase is principally due to two credit facilities to one borrower. The first facility totaling $1,969,000 is on non-accrual and secured by various pieces of real estate. The property securing the second facility was acquired by the Company by a deed in lieu of foreclosure and was written down from $1,200,000 to its “as is” value of $660,000. Net charge-offs were $36,000 for the quarter and totaled $65,000 for the nine months ended September 30, 2008 compared to $11,000 and $44,000 respectively for the similar periods in 2007. The Company determined that it was appropriate to increase the provision for loan losses to $130,000 and $315,000 for the three and nine month periods ended September 30, 2008, respectively, compared to $90,000 and $195,000, respectively, for the similar periods in 2007. The allowance for loan losses totaled $4,331,000 and represented 1.27% of total loans as of September 30, 2008, increasing from $3,979,000 and 1.21% as of September 30, 2007.

For the three months ended September 30, 2008, net interest income, on a fully taxable equivalent basis (fte), totaled $4,932,000, an increase of $335,000 or 7.3% over the similar period in 2007. Net interest margin (fte) for the 2008 period was 4.21%

increasing from 4.11% for the similar period in 2007. The increase in net interest margin was principally due to a decrease of 89 basis points in the cost of funds. This was partially offset by a decline in loan yields as a result of the prime rate decrease to 5.00% as of September 30, 2008 compared to 7.75% as of September 30, 2007. Net interest income (fte) for the nine months ended September 30, 2008 totaled $14,149,000, an increase of $882,000, or 6.7%, over the similar period in 2007. Net interest margin (fte) for the 2008 period was 4.06% compared to 3.99% in 2007.

Other income for the three months ended September 30, 2008 totaled $973,000 compared to $913,000 for the similar period in 2007. The increase was principally due to the gain on sale of mortgage servicing rights of $90,000. The Company did take an other-than-temporary impairment charge of $27,000 on 1,000 shares of Wachovia Stock. The Company has no exposure to common or preferred stock of Fannie Mae or Freddie Mac. For the nine months ended September 30, 2008, other income totaled $3,197,000 compared to $2,664,000 for the similar period in 2007. The increase was primarily due to the gain of $486,000 on the sale of $14.4 million of fixed rate 30 year residential mortgages and their related servicing rights, compared to $16,000 in similar gains in the 2007 period.

Other expenses totaled $3,361,000 for the three months ended September 30, 2008, compared to $2,787,000 for the similar period in 2007. The increase was principally due to $519,000 of expense and write-down related to other real estate acquired through foreclosure, as previously mentioned. Excluding these costs, expenses increased 2%. For the nine months ended September 30, 2008, other expenses totaled $9,294,000, an increase of $799,000, over $8,495,000 for the similar period in 2007. Excluding expenses and the write-down related to other real estate acquired through foreclosure, other expenses increased 2.7% over the prior year.

Mr. Davis remarked, “Even in these unprecedented times we are extremely pleased with our operating results. Our core earnings are strong and our net interest margin has improved. We should also emphasize Wayne Bank never participated in the sub-prime mortgage business. We are continually monitoring our credit quality and are aggressively addressing any issues as they arise, as we certainly recognize the current stress on the economy and its impact on our customers. The Company has a strong capital position with all capital ratios at the top of our banking peer group. The Company continues to invest in technology. In 2008, we introduced our remote deposit capture product - Business Link – and deployed similar technology throughout our branches. This will improve customer service and internal efficiency. We are also working on enhancements to our website which will benefit our customers.”

Norwood Financial Corp, through its subsidiary Wayne Bank, operates twelve offices in Wayne, Pike and Monroe Counties, Pennsylvania. The Company’s stock is traded on the Nasdaq Global Market, under the symbol, “NWFL”.

Forward Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements. Those risks and uncertainties include changes in the absolute and relative levels of interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, demand for real estate and general economic conditions. Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

This release references tax-equivalent interest income and net interest income, which are non-GAAP financial measures. Tax-equivalent interest income and net interest income are derived from GAAP interest income and net interest income using an assumed tax rate of 34%. We believe the presentation of interest income and net interest income on a tax-equivalent basis ensures comparability of interest income and net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.

Contact:	Lewis J. Critelli
Executive Vice President &
Chief Financial Officer
NORWOOD FINANCIAL CORP.
570-253-8512
www.waynebank.com

NORWOOD FINANCIAL CORP.

Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
INTEREST INCOME
Loans receivable, including fees	$5,509	$6,054	$16,560	$17,772
Securities	1,549	1,370	4,575	3,866
Other	1	33	26	144
Total Interest income	7,059	7,457	21,161	21,782

INTEREST EXPENSE
Deposits	1,780	2,489	6,114	7,449
Short-term borrowings	200	195	565	656
Long-term debt	303	281	808	808
Total Interest expense	2,283	2,965	7,487	8,913
NET INTEREST INCOME	4,776	4,492	13,674	12,869
PROVISION FOR LOAN LOSSES	130	90	315	195
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,646	4,402	13,359	12,674

OTHER INCOME
Service charges and fees	656	635	1,964	1,876
Income from fiduciary activities	91	117	293	335
Net realized gains (losses) on sales of securities	(27)	0	(18)	15
Gains on sale of loans and servicing rights	90	8	486	16
Other	163	153	472	422
Total other income	973	913	3,197	2,664

OTHER EXPENSES
Salaries and employee benefits	1,477	1,432	4,521	4,367
Occupancy, furniture and equipment	403	400	1,247	1,231
Data processing related	183	173	551	515
Taxes, other than income	130	54	387	293
Professional Fees	72	75	250	258
Foreclosed real estate owned	519		571
Other	577	653	1,767	1,831
Total other expenses	3,361	2,787	9,294	8,495

INCOME BEFORE TAX	2,258	2,528	7,262	6,843
INCOME TAX EXPENSE	666	722	2,170	2,004
NET INCOME	$1,592	$1,806	$5,092	$4,839

Basic earnings per share	$0.58	$0.65	$1.86	$1.74

Diluted earnings per share	$0.58	$0.64	$1.84	$1.71

NORWOOD FINANCIAL CORP.

Financial Highlights (Unaudited)

(dollars in thousands, except per share data)

For the Three Months Ended September 30	2008	2007

Net interest income	$4,776	$4,492
Net income	1,592	1,806

Net interest spread (fully taxable equivalent)	3.67%	3.39%
Net interest margin (fully taxable equivalent)	4.21%	4.11%
Return on average assets	1.28%	1.53%
Return on average equity	11.15%	13.29%
Basic earnings per share	$0.58	$0.65
Diluted earnings per share	0.58	0.64

For the Nine Months Ended September 30

Net interest income	$13,674	$12,869
Net income	5,092	4,839

Net interest spread (fully taxable equivalent)	3.47%	3.29%
Net interest margin (fully taxable equivalent)	4.06%	3.99%
Return on average assets	1.40%	1.39%
Return on average equity	12.00%	12.12%
Basic earnings per share	$1.86	$1.74
Diluted earnings per share	1.84	1.71

As of September 30

Total Assets	$498,635	$472,866
Total Loans receivable	341,217	328,582
Allowance for loan losses	4,331	3,979
Total deposits	360,557	367,553
Stockholders’ equity	56,114	54,720
Trust Assets under management	96,563	103,214

Book value per share	$20.51	$19.77
Equity to total assets	11.25%	11.57%
Allowance to total loans receivable	1.27%	1.21%
Nonperforming loans to total loans	0.66%	0.04%
Nonperforming assets to total assets	0.58%	0.03%

NORWOOD FINANCIAL CORP.

Consolidated Balance Sheets

(dollars in thousands, except share data)

(unaudited)

	September 30
	2008	2007
ASSETS
Cash and due from banks	$9,277	$8,656
Interest bearing deposits with banks	74	218
Federal funds sold	450	0
Cash and cash equivalents	9,801	8,874

Securities available for sale	128,287	118,736
Securities held to maturity, fair value 2008: $724 2007:$723	706	705
Loans receivable (net of unearned Income)	341,217	328,582
Less: Allowance for loan losses	4,331	3,979
Net loans receivable	336,886	324,603
Investment in FHLB Stock	3,545	1,989
Bank premises and equipment, net	5,601	5,764
Bank owned life insurance	7,992	7,694
Foreclosed real estate owned	660	--
Accrued interest receivable	2,394	2,417
Other assets	2,763	2,084
TOTAL ASSETS	$498,635	$472,866

LIABILITIES
Deposits:
Non-interest bearing demand	$63,474	$60,880
Interest-bearing	297,083	306,673
Total deposits	360,557	367,553
Short-term borrowings	33,575	22,628
Long-term debt	43,000	23,000
Accrued interest payable	2,319	2,590
Other liabilities	3,070	2,375
TOTAL LIABILITIES	442,521	418,146

STOCKHOLDERS’ EQUITY
Common Stock, $.10 par value, authorized 10,000,000 shares
issued: 2,840,872	284	284
Surplus	9,953	10,203
Retained earnings	49,550	46,046
Treasury stock, at cost: 2008: 105,616 shares, 2007: 72,913 shares	(3,272)	(2,237)
Accumulated other comprehensive income (loss)	(401)	424
TOTAL STOCKHOLDERS’ EQUITY	56,114	54,720

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$498,635	$472,866

NORWOOD FINANCIAL CORP.

Consolidated Balance Sheets (unaudited)

(dollars in thousands)

	30-Sep	30-Jun	31-Mar	31-Dec		30-Sep
	2008	2008	2008	2007		2007
ASSETS
Cash and due from banks	$9,277	$9,664	$8,283	$9,014		$8,656
Interest bearing deposits with banks	74	51	33	50		218
Federal funds sold	450	—	—	—		--
Cash and cash equivalents	9,801	9,715	8,316	9,064		8,874

Securities available for sale	128,287	130,811	130,633	123,987		118,736
Securities held to maturity	706	706	706	705		705
Loans receivable (net of unearned Income)	341,217	332,754	329,377	331,296		328,582
Less: Allowance for loan losses	4,331	4,237	4,137	4,081		3,979
Net loans receivable	336,886	328,517	325,240	327,215		324,603
Investment in FHLB stock	3,545	2,657	2,124	2,072		1,989
Bank premises and equipment, net	5,601	5,702	5,668	5,742		5,764
Foreclosed real estate owned	660	1,200	—	—		--
Other assets	13,149	12,601	11,280	11,825		12,195
TOTAL ASSETS	$498,635	$491,909	$483,967	$480,610		$472,866

LIABILITIES
Deposits:
Non-interest bearing demand	$63,474	$59,496	$55,618	$60,061	$	$60,880
Interest- bearing deposits	297,083	305,775	315,535	309,939		306,673
Total deposits	360,557	365,271	371,153	370,000		367,553
Other borrowings	76,575	65,060	51,006	49,686		45,628
Other liabilities	5,389	5,647	5,234	5,105		4,965
TOTAL LIABILITIES	442,521	435,978	427,393	424,791		418,146

STOCKHOLDERS’ EQUITY	56,114	55,931	56,574	55,819		54,720

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$498,635	$491,909	$483,967	$480,610		$472,866

NORWOOD FINANCIAL CORP.

Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep
Three months ended	2008	2008	2008	2007	2007
INTEREST INCOME
Loans receivable, including fees	$5,509	$5,410	$5,641	$5,948	$6,054
Securities	1,549	1,537	1,489	1,448	1,370
Other	1	6	19	77	33
Total Interest income	7,059	6,953	7,149	7,473	7,457

INTEREST EXPENSE
Deposits	1,780	1,963	2,371	2,518	2,489
Borrowings	503	416	454	552	476
Total Interest expense	2,283	2,379	2,825	3,070	2,965
NET INTEREST INCOME	4,776	4,574	4,324	4,403	4,492
PROVISION FOR LOAN LOSSES	130	110	75	120	90
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	4,646	4,464	4,249	4,283	4,402

OTHER INCOME
Service charges and fees	656	670	638	633	635
Income from fiduciary activities	91	110	92	88	117
Net realized gains (losses) on sales of securities	(27)	9	—	2	—
Gains on sale of loans and servicing rights	90	8	388	7	8
Other	163	165	144	130	153
Total other income	973	962	1,262	860	913

OTHER EXPENSES
Salaries andemployee benefits	1,477	1,498	1,546	1,458	1,432
Occupancy, furniture and equipment , net	403	414	430	409	400
Foreclosed real estate owned	519	52	—	—	—
Other	962	1,008	985	979	955
Total other expenses	3,361	2,972	2,961	2,846	2,787

INCOME BEFORE TAX	2,258	2,454	2,550	2,297	2,528
INCOME TAX EXPENSE	666	733	771	625	722
NET INCOME	$1,592	$1,721	$1,779	$1,672	$1,806

Basic earnings per share	$0.58	$0.63	$0.65	$0.61	$0.65

Diluted earnings per share	$0.58	$0.62	$0.64	$0.60	$0.64

Book Value per share	$20.51	$20.44	$20.65	$20.27	$19.77

Return on average equity	11.15%	12.19%	12.71%	12.02%	13.29%
Return on average assets	1.28%	1.42%	1.49%	1.38%	1.53%

Net interest spread	3.67%	3.50%	3.24%	3.24%	3.39%
Net interest margin	4.21%	4.06%	3.90%	3.24%	4.11%

Allowance for loan losses to total loans	1.27%	1.27%	1.26%	1.23%	1.21%
Net charge-offs to average loans (annualized)	0.04%	0.01%	0.02%	0.02%	0.01%
Nonperforming loans to total loans	0.66%	0.09%	0.09%	0.05%	0.04%
Nonperforming assets to total assets	0.58%	0.31%	0.06%	0.03%	0.03%